EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-122766, 333-100742, 333-74156, 333-74160, 333-49356, 333-92695, 333-66685, 333-17387, 333-17415) and on Form S-3 (Nos. 333-35312 and 333-86575) of PolyMedica Corporation of our report dated June 13, 2005 relating to the consolidated financial statements, consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 13, 2005